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Exhibit 3(i).2

CERTIFICATE OF ELIMINATION OF THE SERIES B PREFERRED STOCK
OF
INTRAWARE, INC.
(pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware)

    Intraware, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that the following resolutions regarding the Company's Series B Preferred Stock, were duly adopted by the board of directors of the Company:

      RESOLVED: That none of the authorized shares of the Company's Series B Preferred Stock (the "Preferred Stock") are outstanding.

      RESOLVED FURTHER: That none of the Company's authorized shares of Preferred Stock will be issued subject to the Company's certificate of designations previously filed with the Delaware Secretary of State at any time prior to the date hereof.

      RESOLVED FURTHER: That the proper officers of the Company are hereby authorized and directed to prepare and file with the Delaware Secretary of State an appropriate certificate of elimination with respect to the Preferred Stock in order to eliminate from the Company's certificate of incorporation all matters set forth in the certificate of designations previously filed with respect to the Preferred Stock.

[Signature page to follow]

    IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by John J. Moss, its Vice President, General Counsel and Secretary, this 31st day of August 2001.

INTRAWARE, INC.
By:	/s/ JOHN J. MOSS
Name: John J. Moss Title: Vice President, General Counsel and Secretary

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  Exhibit 3(i).2
CERTIFICATE OF ELIMINATION OF THE SERIES B PREFERRED STOCK OF INTRAWARE, INC. (pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)